Exhibit 23.4

CONSENT OF                                     , PROSPECTIVE DIRECTOR

The undersigned, a prospective director of Apple REIT Eight, Inc., a Virginia corporation (the “Company”), hereby (i) consents to being nominated for the position of director of the Company and to serve as such if elected, and (ii) consents to being named as a prospective director in the Company’s Registration Statement on Form S-11 relating the Company’s initial public offering of its Units consisting of one common share and one Series A preferred share, and in the Prospectus contained therein proposed to be circulated with such offering, and all amendments thereto.

Executed this                      day of                                     .

(Signature of Prospective Director)